Exhibit 99.(d)(3)

April 11, 2007

PRIVATE AND CONFIDENTIAL

Rio Tinto plc

6 St. James’s Square

London SW1Y 4LD

Attention: Mr Guy Elliott, Finance Director

Re: Confidentiality

Dear Sirs:

Alcan Inc. (the “Company”) and Rio Tinto plc (the “Recipient”) are pursuing exploratory discussions with respect to a possible negotiated business combination transaction involving their respective businesses the form of which has yet to be determined (a “Transaction”). In connection therewith, they have agreed to enter into this Agreement.

1.                          For the purposes of this Agreement, “Confidential Information” shall mean collectively all information (including, without limitation, information in the form not only of written information but also information which may be transmitted orally, visually, electronically or by other means), belonging to, relating to or otherwise concerning the Company and/or any of its Affiliates (as hereinafter defined) (including, without limitation, information concerning their respective business, affairs, financial position, corporate status, assets, contracts, rights, operations, plans or projects and activities) hereafter furnished by the Company to the Recipient, its Affiliates, its Representatives or to which the Recipient otherwise gains access, and all evaluations, forecasts, notes, reports, studies, summaries, analyses, compilations, data, or other materials or documents prepared by the Recipient or by its Representatives, containing or otherwise reflecting, in whole or in part, any such information, regardless of whether specifically identified as “confidential”. The following shall not be considered to be Confidential Information: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Recipient or any of its Representatives in breach of this Agreement; (ii) information which is known by, or becomes available to, the Recipient from a source other than the Company or its Affiliates or their respective Representatives, provided that the Recipient reasonably believes that such source is not subject to a confidentiality agreement with, or other obligation of confidentiality or secrecy to, the Company or any of its Affiliates in relation to such information; (iii) information which was independently developed by the Recipient or on its behalf without violating any of the Recipient’s obligations under this Agreement and without reliance on any Confidential Information; or (iv) information made available to the Recipient by the Company or its Affiliates at any time prior to entering into this Agreement further to formally executed agreements relating to the licensing of aluminium smelting technology or know-how provided that the Recipient remains at all times in good standing as regards its obligations under such Agreements. If only a portion of any Confidential Information falls within one or more of the foregoing exceptions, the remainder shall continue to be subject to the prohibitions and restrictions set out in this Agreement.

2.                          For the purposes of this Agreement, the terms “Permitted Purpose” shall mean the purposes of assisting in connection with the consideration or the consummation of a Transaction.

3.                          For the purposes of this Agreement, the term “Representatives” shall mean, with respect to any person, such person’s Employees and Advisors, each as hereinafter defined.

4.                          For the purposes of this Agreement, the term “Affiliate” of a person shall mean a person directly or indirectly controlling, or controlled by, or under common control with that person, with “control” meaning direct or indirect ownership of more than 50% of the voting securities or similar rights or interests of such person, provided that Jupiter Limited and each of Jupiter Limited’s Affiliates shall be considered to be an Affiliate of the Recipient, and the term “person” shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership, joint venture, association, trust, governmental organization or other entity.

5.                          Nothing in this Agreement shall be interpreted as obliging the Company to make any particular disclosure of any Confidential Information. The Company may cease all access to Confidential Information hereunder at any time.

6.                          Except as may be specifically otherwise permitted under this Agreement,

(a)                     the Recipient will:

(i)                        keep the Confidential Information strictly confidential and treat the Confidential Information as proprietary to the Company and not disclose or allow access to the Confidential Information in any manner whatsoever, in whole or in part; and

(ii)                     refrain from using, directly or indirectly, the Confidential Information for any purpose other than the Permitted Purpose; and

(b)                    the Recipient and the Company will:

(i)                        refrain from disclosing to any other person that Confidential Information has been made available to the Recipient or that investigations, discussions or negotiations are taking place concerning a possible Transaction; and

(ii)                     refrain from disclosing to any other person any Confidential Information with respect to either (i) the Recipient’s assessment of the Company, its businesses or properties or (ii) any Transaction (whether actual, proposed or under discussion or negotiation), including, without limitation, the status thereof.

7.               The Recipient agrees to make all reasonable efforts to safeguard the Confidential Information from disclosure to anyone other than as specifically permitted hereby and to limit the number of its Representatives who are proposed to be given access to the Confidential Information. The Recipient shall, in the event of a breach of this Agreement or any non-permitted disclosure of Confidential Information by the Recipient, its

Affiliates or any of their respective Representatives, notify the Company of the nature of the breach promptly upon the discovery of the breach or non-permitted disclosure. The Recipient agrees to comply with any applicable privacy laws in respect of Confidential Information relating to individuals.

In the event that the Recipient or any of its Representatives becomes legally required or compelled to disclose any of the Confidential Information, the Recipient will provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy and the Recipient shall not oppose any action by the Company to the extent that it is seeking such a protective order or other appropriate remedy in respect of the Confidential Information. The Recipient will cooperate with the Company on a reasonable basis in its efforts to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, the Recipient or its Representatives will furnish only that portion of the Confidential Information which it is, based upon written legal advice of its qualified external advisors, legally required or compelled to furnish and the Recipient shall use reasonable efforts to obtain assurances that such Confidential Information will be accorded confidential treatment.

8.                          Notwithstanding section 6, disclosure which is otherwise not permitted may be made:

(a)                    to those of the Recipient’s: (i) officers, directors and employees (collectively, “Employees”); and (ii) lawyers, accountants, bankers, prospective institutional lenders, and financial and other advisors (collectively, “Advisors”), where, in each case, such Employee or Advisor (x) needs to know the Confidential Information for the Permitted Purpose in connection with duties or responsibilities to or in respect of the Recipient, (y) has been informed by the Recipient in advance of the confidential nature of the Confidential Information, and (z) has agreed with the Recipient to abide by the terms of this Agreement and its intent;

(b)                   by the Company to those of its Representatives who (x) need to know for the Permitted Purpose in connection with duties or responsibilities to or in respect of the Company, (y) have been informed by the Company of the obligations of the Company in relation thereto and (z) have agreed with the Company to abide by the terms in this Agreement and its intent; and

(c)                    to the extent that the discloser is legally required or compelled to make such disclosure.

As regards (c) of this section 8, the discloser shall not disclose the identity of the other party except to the extent legally required or compelled to do so, and only after the discloser has made reasonable efforts, to the extent practicable or permissible in view of its legal obligations to provide advance notice to the other party of the intended disclosure of such facts or identity.

In sections 7, 8 and 11 “legally required or compelled” means required or compelled by law or by any court of competent jurisdiction, the rules and regulations of any stock exchange or listing authority on which the securities of the person required or compelled to make disclosure or retention are listed, traded or quoted, or by any governmental, official or regulatory body which is lawfully entitled to require disclosure, however the requirement or compulsion arises, in all cases supported by written legal advice of its qualified external advisors.

The Recipient agrees to ensure that its Representatives and Affiliates will comply with the obligations of the Recipient under this Agreement and the Company agrees to ensure that its Representatives will comply with the obligations of the Company under this Agreement in each case as if they were parties hereto to the same extent as the Recipient or the Company, as the case may be.

For the purposes hereof and until such time as the Company otherwise commits in writing, the Employees and Advisors referred to in (a) of this section shall be limited to those specifically mentioned by name under item I of Schedule A.

9.                          The Recipient acknowledges that, for the purposes of any due diligence investigations, inquiries or discussions in relation to the Company, all requests for Confidential Information shall be directed by the Recipient exclusively to such persons as may be specifically designated by the Company. For these purposes, and until such time as the Company otherwise commits in writing, the persons so designated shall be those specifically mentioned by name under item II of Schedule A hereto.

10.                    Without limitation and in addition to any other restrictions imposed on the Recipient, without the prior written consent of the Company, the Recipient will not, and will direct its Representatives not to, contact in respect of a possible Transaction any Representative of the Company or its Affiliates other than such individuals who are clearly known by the Recipient to be among the Representatives of the Company or its Affiliates who are involved in the Transaction. In this regard, the Recipient acknowledges that it is in the interests of both parties to carefully manage and restrict to the extent practically possible the number of contact points between them. For these purposes, and until such time as the Company otherwise consents in writing, the Recipient and its Representatives will not be permitted to contact or attempt to contact any of the Company’s officers, directors, employees or advisors other than these specifically mentioned by name under item II of Schedule A hereto.

11.                    If the Recipient determines that it does not wish to be involved in a Transaction, it will promptly advise the Company of that fact. The Recipient shall at its expense on receipt of a written demand from the Company:

(a)                    promptly return all written Confidential Information provided to the Recipient or its Representatives by the Company or the Company’s Representatives which is in the Recipient’s possession or under the Recipient’s custody and control without keeping any copies thereof;

(b)                   promptly destroy all analyses, compilations, notes, studies, memoranda or other documents prepared by the Recipient or the Recipient’s Representatives to the extent that the same contain, reflect or derive from Confidential Information;

(c)                    so far as it is practicable to do so (but, in any event, without prejudice to the obligations of confidentiality contained in this letter), expunge any Confidential

Information from any computer, word processor or other device in the Recipient’s possession or under the Recipient’s custody and control; and

(d)                   on request, supply a certificate signed by any director of the Recipient confirming that, to the best of his knowledge, information and belief, having made all proper enquiries, the requirements of this paragraph have been fully complied with;

provided that:

(i)                        the Recipient may retain any Confidential Information contained or referred to in board minutes or in documents referred to therein but only to the extent it is legally required or compelled to do so or to the extent necessary to establish compliance with legal duties of the Recipient’s board of directors; and

(ii)                     the Recipient’s Advisors may keep one copy of any Confidential Information in their possession for record purposes to the extent necessary for the purpose of compliance with requirements applicable to them by law or regulation;

and further provided that: (x) any retention pursuant to either (i) or (ii) shall be without prejudice to the duties of confidentiality hereunder and that there be in place record retention and access control policies and practices consistent therewith; and (y) the Company shall be advised of any retention pursuant to (ii).

12.                    The Recipient acknowledges that none of the Company, its Affiliates and any of its or their Representatives makes, nor shall be deemed to have made, any representation or warranty (express or implied) as to the accuracy or completeness of the Confidential Information or any item thereof, except to the extent specifically represented in any definitive agreement relating to a Transaction. The Recipient agrees it will rely upon investigation, due diligence and analysis of the Recipient and its Advisors in evaluating and in satisfying itself as to all matters relating to its assessment of the Company or any of its Affiliates in respect of a possible Transaction. The Recipient agrees that none of the Company, its Affiliates and any of its or their Representatives shall have any liability to the Recipient, its Representatives or to any other person, directly or indirectly, as a result of, or arising out of, the use of the Confidential Information by the Recipient or any of its Representatives except to the extent set forth in any definitive agreement eventually entered into in respect of a Transaction.

13.                    Neither this Agreement nor disclosure of any Confidential Information to the Recipient shall be construed as granting to the Recipient or any of its Representatives any license or right (express or implied) in respect of any part of the Confidential Information and in that regard the Recipient acknowledges and agrees that all Confidential Information made available is proprietary to the Company or its Affiliates and shall remain the property of the Company or its Affiliates, as the case may be. Without limiting the generality of the foregoing, the Company shall not be restricted in any manner whatsoever by this Agreement from disclosing its Confidential Information to third parties or using its Confidential Information for any purpose whatsoever.

14.                    The Recipient acknowledges that it is aware, and it will advise its Representatives, that securities laws prohibit any person who has received from an issuer material non-public information concerning matters such as those which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person.

15.                    Without the prior written consent of the Company, the Recipient agrees that it shall not, for a period of two years from the date hereof, (i) directly or indirectly solicit for employment or to otherwise solicit to retain the services of any employee then currently employed by the Company or any of its Affiliates who has been introduced to the Recipient as a result of its consideration of a Transaction, other than as a result of general solicitations of employment not specifically directed at any employee or employees of the Company or any of its Affiliates; or (ii) employ, hire or contract for the services of any employee employed by the Company or any of its Affiliates who is introduced for the first time to the Recipient as a result of its consideration of a Transaction, other than any person employed, hired or contracted with as a result of general solicitations of employment not specifically directed at any employee or employees of the Company or any of its Affiliates; provided that the foregoing shall not prohibit the Recipient from discussing employment with, making any offer of employment to or hiring any employee who initiates discussions with the Recipient regarding employment with the Recipient, so long as none of the Recipient, its subsidiaries or any of their respective Representatives shall have solicited or otherwise encouraged such key employee to initiate such discussions.

16.                    The Recipient acknowledges and agrees that the Company may not have an adequate remedy at law and may suffer losses which could not be adequately compensated for by damages in the event that any of the provisions of this Agreement are not performed by the Recipient or any of its Affiliates or their respective Representatives in accordance with their specific terms or are otherwise breached by the Recipient or its Affiliates or any of their respective Representatives. Accordingly, the Recipient agrees that the Company and its Affiliates and their respective Representatives shall be entitled as a matter of right to injunctive relief or specific performance to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof without proof of actual damages to the Company and its Affiliates or their respective Representatives and notwithstanding that damages may be readily quantifiable, in addition to any other remedy to which the Company and its Affiliates or their respective Representatives may be entitled at law or in equity. The Recipient hereby consents to any preliminary or ex parte applications for such relief to any court of competent jurisdiction and further agrees not to plead sufficiency of damages as a defence in the proceeding for such injunctive relief or specific performance brought by the Company and its Affiliates or their respective Representatives. The prevailing party in any such litigation will be entitled to payment of its reasonable legal fees and disbursements, court costs and other expenses of enforcing, defending or otherwise protecting its interest hereunder. The foregoing shall not be interpreted to limit any other legal recourses available to the Company in the event of any breach by the Recipient or any of its Affiliates or their Representatives of any of the provisions of this Agreement.

17.                    The Recipient understands and agrees that no understanding, contract or agreement providing for a Transaction shall exist or be deemed to exist unless and until a definitive agreement with respect thereto has been executed and delivered. The Recipient also understands and agrees that there has been no final decision taken by the Company or its Board of Directors to complete a transaction of a nature similar to a Transaction with the Recipient or any Affiliate thereof and the provision of Confidential Information hereunder shall not be taken as indicating that any such decision has been made or is likely to be made. The Recipient acknowledges and agrees that unless and until such an agreement has been formally executed and delivered in writing: (i) neither the Company nor its Affiliates shall have any legal obligation of any kind whatsoever with respect to any Transaction (including any process, dealings or negotiations in relation to a Transaction) with the Recipient by virtue of this Agreement or any other written or oral expression with respect to any Transaction except, in the case of this Agreement, for the matters specifically agreed to herein, (ii) the Company and its Affiliates shall be free to cease all activities and communication in respect of the matters referred to herein at any time, and (iii) the Company and its Affiliates shall be free to conduct themselves with respect to any possible or proposed Transaction as they may determine in their sole discretion (including, without limitation, negotiating or entering into an agreement in relation to a transaction with any other person without prior notice to the Recipient).

18.                    No amendment to or waiver of terms and conditions of this Agreement shall be valid and binding on the parties hereto unless made in writing and signed by an authorized representative of each of the parties. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

19.                    Any demand, notice or other communication authorized or required to be given by or in connection with this Agreement shall be given in writing and shall be given by personal delivery, courier or by facsimile or email addressed to the recipient as follows:

To the Recipient:

Rio Tinto plc
6 St. James’s Square
London SW1Y 4LD
UK
Attention:	Mr Guy Elliott, Finance Director

Fax:	+44 20 7753 2200

Email:	guy.elliott@riotinto.com

To the Company:

Alcan Inc.
1188 Sherbrooke Street West
Montreal
Quebec H3A 3G2
Canada
Attention:	Mr David McAusland, Executive Vice President, Corporate Development and Chief Legal Officer

Fax:	+1514 848 1341

Email:	david.mcausland@alcan.com

or to such other address, facsimile number, email address or individual as may be designated by notice given by either party to the other. Any communication given by personal or courier delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, and if given by facsimile or email, on the day of transmittal thereof if given during the normal business hours of the party receiving such facsimile, and on the day during which such normal business hours next occur if not given during such hours on a business day of the party receiving such facsimile or email.

20.                    This Agreement shall be governed and construed in accordance with the laws of the Province of Quebec, Canada, excluding any conflict-of-laws provisions that would require application of the laws of any other jurisdiction. Both parties hereby irrevocably accept the exclusive jurisdiction of the courts of the Province of Quebec, agree to be bound by any judgment rendered by any of such courts in connection with this Agreement, and waive any objections they may have to such jurisdiction or venue.

21.                    This Agreement is not intended to create, and shall not be construed as creating, a joint venture, partnership or other form of business association between the parties, nor as establishing a license or grant of any kind from one party to another. No right or license whatsoever, either expressed or implied, is granted to the Recipient, its Affiliates or its Representatives pursuant to this Agreement under any patent, patent application, trade mark, or other proprietary right, now or hereafter owned or controlled by the Company or its Affiliates.

22.                    If any provision or any part of this Agreement is or is held to be unenforceable, invalid or illegal, in whole or in part, then the enforceability, validity or legality of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue an enforceable, valid and legal provision as similar as possible to the provision at issue.

23.                    Facsimiles or scanned copies of this executed document will be treated as original documents and are valid and binding on the parties.

24.                    The obligations of confidentiality and other agreements contained in this Agreement are in addition to, and not in limitation of, any other applicable legal restrictions upon the use and disclosure of the Confidential Information.

25.                    The Recipient may not assign this Agreement or any of its rights hereunder, whether in whole or in part, without the express prior written consent of the Company. The provisions of this Agreement shall enure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns, as the case may be. The Company has represented to the Recipient that it is acting as agent for its Affiliates with respect to the benefits of this Agreement and the rights and obligations of such Affiliates hereunder and the Recipient acknowledges that representation.

26.                    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

If the Recipient is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter whereupon this letter will constitute the agreement of the parties with respect to the subject matter hereof.

Yours truly,

ALCAN INC.

By:	/s/ David McAusland
Name: David McAusland
Title: Executive Vice President, Corporate Development and Chief Legal Officer

ACCEPTED AND AGREED TO AS OF THE DATE SET FORTH ABOVE.

RIO TINTO plc

By:	/s/ Guy Elliott
Name: Guy Elliott Title: Finance Director

Schedule A to the Confidentiality Agreement
dated as of April 11, 2007 between Alcan Inc. and Rio Tinto plc

I.                            Specifically named employees and advisors as per section 8:

See attached

II.                        Officers, directors, employees and advisors permitted to be contacted by the Recipient or its Representatives as per section 9 and 10:

See attached

Paul Skinner
Leigh Clifford
Tom Albanese
Guy Elliott
Oscar Groeneveld
Phillip Strachan
Peter Cunningham
Trevor Mills
Chris Lenon
Janine Juggins
Abel Martins Alexandre
Robin Smith
Clive Shepherd
Andrew Horvat
Alan Hustwick
Steve Dumble
Xiaoling Liu
Bruce Kelly
Sandra Walker

Advisors

Deutsche Bank
Linklaters
McCarthy Tétrault

II.

L. Yves Fortier
Richard B. Evans
Michael Hanley
David McAusland